Exhibit 4.1

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated February 9, 2024, is made by and among Quantum FinTech Acquisition Corporation, a Delaware corporation (the “Company”), Calculator New Pubco, Inc., a Delaware Corporation (“New Pubco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated February 4, 2021, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, (i) the Company has issued (a) 20,125,000 Public Warrants and (b) 6,153,125 Private Placement Warrants (collectively, the “Warrants”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on November 16, 2022 , the Company, New Pubco, Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey entered into a Business Combination Agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”)

WHEREAS, the transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination”;

WHEREAS, pursuant to the Business Combination Agreement, among other things, (i) Merger Sub 1 will merge with and into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco;

WHEREAS, upon consummation of the Business Combination, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of common stock of the Company but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for New Pubco common stock;

WHEREAS, in connection with the Business Combination, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to New Pubco and New Pubco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders (i) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Warrant Agreement and the Warrants, or (ii) as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders in any material respect under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1	Assignment and Assumption. As of and with effect on and from the First Effective Time (as defined in the Business Combination Agreement), the Company hereby assigns to New Pubco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and New Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the First Effective Time.

1.2	Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the Company to New Pubco and the assumption of the Existing Warrant Agreement by New Pubco from the Company pursuant to Section 1.1, in each case effective as of the First Effective Time, and (ii) the continuation of the Existing Warrant Agreement (as amended hereby) in full force and effect from and after the First Effective Time.

2.	Amendment of Existing Warrant Agreement.

Effective as of the First Effective Time, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of the kind and amount of shares of stock or other securities or property (including cash) receivable upon reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the Business Combination and the transactions contemplated by the Business Combination Agreement).

2.1	References to the “Company”. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to New Pubco.

2.2	References to Common Stock. All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to shares of New Pubco common stock.

2.3	References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion of the Company’s initial business combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the First Effective Time.

2.4	References to “stockholder”. All references to a “stockholder’ of the Company in the Existing Warrant Agreement (including all Exhibits thereto) shall be construed as a reference to a “stockholder” of the New Pubco.

2.5	Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.6	Post IPO Warrants. All references to “Post IPO Warrant” in the Existing Warrant Agreement shall be deleted.

2.7	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

2.8	Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the Registered Holder of any Warrant to or on New Pubco shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by New Pubco with the Warrant Agent) as follows:

Calculator New Pubco, Inc.

4030 Henderson Blvd.

Suite 712

Tampa, FL 33629

Tel: (727) 446-6660

Email: cridenhour@atlasclear.com

Attention: Craig Ridenhour

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

333 S.E. 2nd Avenue

Suite 4400

Miami, FL 33131

Email: annexa@gtlaw.com and simonj@gtlaw.com

Attention: Alan Annex and Jason Simon

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave. NW, Suite 900

Washington, DC 20001

Tel: (202) 689-2800

Email:  jon.talcott@nelsonmullins.com and peter.strand@nelsonmullins.com

Attention: Jonathan H. Talcott, Esq. and E. Peter Strand, Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

3.	Miscellaneous Provisions.

3.1	Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Business Combination and substantially contemporaneous occurrence of the First Effective Time and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2	Successors. All the covenants and provisions of this Agreement by or for the benefit of New Pubco, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3	Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of New Pubco and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of New Pubco and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.4	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Assumption and Amendment Agreement to be duly executed as of the date first above written.

QUANTUM FINTECH ACQUISITION
CORPORATION

By:	/s/ John Schaible
Name: John Schaible
Title: Chief Executive Officer

CALCULATOR NEW PUBCO, INC.

By:	/s/ Robert McBey
Name: Robert McBey
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent

By:	/s/ Douglas Reed
Name: Douglas Reed
Title: Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]